March 28, 2017

Board of Directors Pacific Income Advisers

1299 Ocean Avenue, Second Floor Santa Monica, CA 90401

Ashland Partners grants permission to Pacific Income Advisers to use its name as may be specified in a performance presentation in reference to Ashland Partners’ examination of performance and/or verification of GIPS® compliance. The parties may make such disclosures as may be required by law or applicable regulatory authority.

Please feel free to call Travis Morgan, Senior Manager, at (541) 842-8405 with any follow up questions regarding this matter.

Sincerely,
  Ashland Partners & Company LLP

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